Exhibit 99.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated August 23, 2017, is entered into by and between Seenu G. Kasturi (“Purchaser”) and William D. Leopold II (“Seller”).

Recitals

WHEREAS, Purchaser desires to purchase, and Seller desires to sell, shares of common stock of ARC Group, Inc., a Nevada corporation (the “Company”), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Purchase and Sale of Securities.

(a)           Purchase and Sale of Securities. Subject to the terms and conditions hereof, Seller agrees to sell, and Purchaser agrees to purchase, 2,647,144 shares (“Shares”) of common stock, $.01 par value per share (“Common Stock”), of the Company for aggregate consideration of FIVE HUNDRED FIFTY-FIVE THOUSAND SIX HUNDRED SEVENTY AND NO/100 ($555,670.00) DOLLARS (the “Transaction”). The parties hereby acknowledge and agree that Seller has received a total of THREE HUNDRED TWENTY-NINE THOUSAND EIGHT HUNDRED NINETEEN AND 26/100 ($329,890.26) DOLLARS of the Purchase Price prior to the date hereof. The remainder of the Purchase Price, which is TWO HUNDRED TWENTY-FIVE THOUSAND EIGHT HUNDRED FIFTY AND 74/100 ($225,850.74) DOLLARS (the “Remaining Consideration”), shall be paid by Purchaser to Seller at Closing.

(b)           Closing. The closing of the Transaction (the “Closing”) shall take place at such place, on such date and at such time as may be mutually agreed upon by the parties hereto. At the Closing: (i) the Seller shall deliver or cause to be delivered to Purchaser one or more certificates evidencing the Shares; (ii) Purchaser shall deliver or cause to be delivered to Seller $230,404.75 by check or wire transfer; and (iii) each of the parties to this Agreement shall execute this Agreement and any and all additional documents and agreements, provide any and all additional consents and approvals, and take all such other actions as are required under this Agreement to complete the transactions contemplated hereby.

2.	Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

(a)           Authority; Validity and Effect of Agreement. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and, assuming it has been duly and validly executed and delivered by Seller, constitutes a legal, valid and binding obligation of Purchaser, in accordance with its terms.

(b)           No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement by Purchaser nor the performance by Purchaser of his obligations hereunder will: (i) violate any statute, law, ordinance, rule or regulation, applicable to Purchaser or any of the properties or assets of Purchaser; or (ii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of or the acceleration of the performance of any obligation of Purchaser under, or result in the creation or imposition of any lien upon any properties, assets or business of Purchaser under, any material contract or any order, judgment or decree to which Purchaser is a party or by which he or any of his assets or properties is bound or encumbered, except for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on his obligation to perform his covenants under this Agreement.

1

(c)           Accredited Investor. Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(d)           Investment Intent. The Shares are being acquired for Purchaser’s own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. Purchaser acknowledges that he is able to bear the economic risks of an investment in the Shares for an indefinite period of time, and that his overall commitment to investments that are not readily marketable is not disproportionate to his net worth. By executing this Agreement, Purchaser further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person with respect to any of the Shares.

(e)           Restricted Securities. Purchaser understands that the Shares: (i) are “restricted securities” as such term is defined under Rule 144 of the Securities Act, (ii) have not been registered under the Securities Act or registered or qualified under any state securities law, and (iii) may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom. In any case where such an exemption is relied upon by Purchaser from the registration requirements of the Securities Act and the registration or qualification requirements of such state securities laws, Purchaser shall furnish the Company with an opinion of counsel stating that the proposed sale or other disposition of such Shares may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and opinion to be satisfactory to the Company in its sole and absolute discretion.

(f)            Investment Experience. Purchaser has such knowledge, sophistication and experience in financial, legal, tax and business matters in general, and investments in securities in particular, that he is capable of evaluating the merits and risks of this investment in the Shares, and he has made such investigations in connection herewith as he has deemed necessary or desirable so as to make an informed investment decision without relying upon the Seller or the Company for financial, legal, tax, business or investment advice related to this investment. To the extent necessary, Purchaser has retained, at his own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of executing this Agreement and owning the Shares, and Purchaser’s advisors and representatives have investigated Purchaser’s investment in the Company to the extent he and they have deemed advisable.

2

(g)           Access to Information. Purchaser understands that the Company files reports and other information with the Securities and Exchange Commission. Purchaser has had access to and has reviewed all documents, reports, records and other information relating to the Company that Purchaser has deemed necessary for Purchaser to make an informed investment decision with respect to the Shares. Purchaser acknowledges that he has had the opportunity to ask representatives of the Company questions and request additional information regarding the finances, operations, business and prospects of the Company, that he has had any and all such questions and requests answered to his satisfaction, and that he understands the risks and other considerations relating to his investment in the Shares.

(h)           No General Solicitation. Purchaser is not aware of, and in deciding to purchase the Shares is in no way relying upon, and did not become aware of the opportunity to purchase the Shares through or as a result of, any form of general solicitation or general advertising, including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television, radio or the internet.

(i)            Broker’s and Finder’s Fees. Purchaser has not employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders fees in connection with the Transaction for which Purchaser or Seller has or could have any liability.

3.	Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

(a)           Authority; Validity and Effect of Agreement. This Agreement has been duly and validly authorized, executed and delivered by Seller and, assuming it has been duly and validly executed and delivered by Purchaser, constitutes a legal, valid and binding obligation of Seller, in accordance with its terms.

(b)           No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement by Seller nor the performance by Seller of his obligations hereunder will: (i) violate any statute, law, ordinance, rule or regulation, applicable to Seller or any of the properties or assets of Seller; or (ii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of or the acceleration of the performance of any obligation of Seller under, or result in the creation or imposition of any lien upon any properties, assets or business of Seller under, any material contract or any order, judgment or decree to which Seller is a party or by which he or any of his assets or properties is bound or encumbered except, in the case of clauses (i) and (ii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on his obligation to perform his covenants under this Agreement.

(c)           Title to Securities. Seller has good and marketable title to the Shares, and the Shares are owned of record and beneficially by Seller, free and clear of any liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other encumbrances, or any agreements (other than this Agreement) to do any of the foregoing, of any nature whatsoever, whether consensual, statutory or otherwise. Except for this Agreement: (i) there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the Shares; (ii) there are no voting trusts or other agreements or understandings to which Seller is a party with respect to the voting of any of the Shares; and (iii) there is no indebtedness of Seller issued and outstanding that has general voting rights with respect to any of the Shares. Except for this Agreement, there are no outstanding obligations of any person to repurchase, redeem or otherwise acquire any of the Shares.

3

(d)           Accredited Investor. Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(e)            Investment Experience. Seller has such knowledge, sophistication and experience in financial, legal, tax and business matters in general, and investments in securities in particular, that he is capable of evaluating the merits and risks of this sale of the Shares, and he has made such investigations in connection herewith as he has deemed necessary or desirable so as to make an informed investment decision without relying upon the Purchaser or the Company for financial, legal, tax, business or investment advice related to the sale of the Shares. To the extent necessary, Seller has retained, at his own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of executing this Agreement and selling the Shares, and Seller’s advisors and representatives have investigated Seller’s sale of the Shares to the extent he and they have deemed advisable.

(f)            Access to Information. Seller understands that the Company files reports and other information with the Securities and Exchange Commission. Seller has had access to and has reviewed all documents, reports, records and other information relating to the Company that Seller has deemed necessary for Seller to make an informed decision to sell the Shares. Seller acknowledges that he has had the opportunity to ask representatives of the Company questions and request additional information regarding the finances, operations, business and prospects of the Company, that he has had any and all such questions and requests answered to his satisfaction, and that he understands the risks and other considerations relating to his sale of the Shares.

(g)           Broker’s and Finder’s Fees. Seller has not employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders fees in connection with the Transaction for which Seller or Purchaser has or could have any liability.

4.             Indemnification. Seller agrees to indemnify, defend and hold harmless Purchaser and his respective affiliates, agents, heirs, successors, assigns, administrators and personal representatives from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements incurred by Purchaser that arise out of or result from a breach of any representations or warranties made by Seller herein, and Seller agrees that in the event of any breach of any representations or warranties made by Seller herein, Purchaser may, at his option, forthwith rescind the sale of the Shares to Purchaser.

5.             Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereto, and no party shall be liable or bound to any other party in any manner by any warranties, representations, guarantees or covenants except as specifically set forth in this Agreement. Neither party relied upon any representation or warranty, whether written or oral, made by the other party or any of his respective agents or representatives in making his decision to enter into this Agreement.

4

6.             Amendment and Modification. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by both parties.

7.             Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign his rights or delegate his obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Section 4, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.             Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing and shall thereupon terminate 12 months from the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

9.             Headings; Definitions. The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

10.           Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

11.           Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number.

12.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13.           Arbitration. If a dispute arises as to the interpretation of this Agreement, it shall be decided in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration then in effect at the time of the dispute. The arbitration shall take place in Lafayette, Louisiana. The decision of the arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The parties shall share equally the costs of the arbitration.

14.           Counterparts. This Agreement may be executed and delivered by electronically or by facsimile in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

5

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date set forth above.

PURCHASER /s/ Seenu G. Kasturi Seenu G. Kasturi, an individual

SELLER /s/ William D. Leopold II William D. Leopold II, an individual

6